UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report: June 15, 2009

(Date of earliest event reported)

E*TRADE Financial Corporation

(Exact name of Registrant as Specified in its Charter)

Delaware	1-11921	94-2844166
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

135 East 57th Street, New York, New York 10022

(Address of Principal Executive Offices and Zip Code)

(646) 521-4300

(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 17, 2009, E*TRADE Financial Corporation (the “Company”) announced that it had agreed to enter into a series of transactions with Citadel Equity Fund Ltd., and its affiliates (“Citadel”) designed to raise cash proceeds, increase its equity and reduce the Company’s debt burden by reducing interest costs and lengthening its weighted average debt maturities. Citadel is the largest holder of the Company’s common stock, owning approximately 15% of the Company’s outstanding common stock, and a substantial majority of the Company’s outstanding high-yield debt securities.

These transactions include (i) an Amended and Restated Order Handling Agreement with an affiliate of Citadel, pursuant to which a subsidiary of the Company will receive an aggregate cash payment of $100 million as set forth below, (ii) Citadel’s commitment to participate in a public offering of common stock (the “Public Equity Offering”) and (iii) Citadel’s participation in an exchange offer for certain outstanding notes (the “Debt Exchange”) to be launched upon completion of the Public Equity Offering, each as more fully described in this Report. In connection with the agreements, the Company also amended its Stockholder Rights Agreement to allow Citadel to participate in the transactions contemplated without becoming an “Acquiring Person” under the Stockholder Rights Agreement and to make certain other changes, as described below.

Order Flow Agreement. On June 15, 2009, the Company and a subsidiary entered into an Amended and Restated Equities and Options Order Handling Agreement (the “Amended and Restated Order Handling Agreement”) with Citadel Derivatives Group, LLC, an affiliate of Citadel. The Amended and Restated Order Handling Agreement will become effective only upon receipt of prior regulatory approval. Subject to certain execution quality requirements, the Amended and Restated Order Handling Agreement requires the Company to route 97.5% (an increase from 40%) of its marketable customer orders in Regulation NMS Stocks until the sixth anniversary of the commencement date, and 97.5% (which is not a change) of the Company’s customer orders in exchange-listed options to Citadel for order handling and execution until the third anniversary of the commencement date. Citadel may extend the options order flow commitment for an additional year on the third, fourth and fifth anniversaries of the commencement date. The commencement date can be no later than 30 days after the later of (i) June 15, 2009 and (ii) three (3) business days following Citadel Derivative Group, LLC’s receipt of approval from the Office of Thrift Supervision (“OTS”). In addition, for each three-month period in which the Company routes less than its options order flow commitments to Citadel, the term of the options order flow commitment may be extended until such commitments are met. The Company will receive an aggregate cash payment of $100 million within three business days of the commencement date, of which $65 million is in full consideration for the increase in NMS Stock flow and $35 million is in exchange for a credit of $35 million toward future payment for options order flow, which the Company will continue to earn on a monthly basis.

In light of the change from monthly volume based payments to a substantial up-front payment, the liquidated damages payable upon early termination of the Amended and Restated Order Handling Agreement will be increased. As amended, the Company will be required to pay liquidated damages of up to $200 million in the first year of the Amended and Restated Order Handling Agreement to Citadel in the event of early termination, depending on the event giving rise to termination (such as a failure to route the minimum amount without justification), and the timing of the termination with such amounts decreasing each year. Because the Amended and Restated Order Handling Agreement is subject to approval by the OTS, there is no assurance that the agreement will become effective on the terms negotiated, if at all.

Exchange Agreement. On June 17, 2009, the Company entered into an Exchange Agreement (the “Exchange Agreement”) with Citadel. Pursuant to the Exchange Agreement, Citadel, among other things, has agreed to tender in the period ending at midnight New York City time on the fifth business day after the commencement of the Debt Exchange, as such date may be extended by the Company with the consent of Citadel (the “Early Tender Period”) not less than $200 million aggregate principal amount of the Company’s 8% Senior Notes due 2011 (the “2011 Notes”) and not less than $600 million, nor more than $1 billion aggregate principal amount of the Company’s 12.5% Springing Lien Notes due 2017 (the “2017 Notes” and together with the 2011 Notes, the “Notes”), and not withdraw any of these tendered Notes (except as set forth in the Exchange Agreement), for an equal aggregate principal amount of zero-coupon Senior Convertible Debentures due 2019 (the “Debentures”) on the same terms as the other holders of the Notes, as described below under Item 8.01 “Other Events.” Citadel’s participation in the Debt Exchange is subject to prior regulatory approval. Under the Exchange

Agreement, Citadel has agreed with the Company that it will place an order with the underwriters of the Public Equity Offering to purchase $50 million of the Company’s common stock if the public offering price is greater than $1.20 or $100 million of the Company’s common stock if the public offering price is $1.20 or less, as described below under Item 8.01 “Other Events.” The underwriters are not obligated to fill Citadel’s order and the actual amount of common stock purchased by Citadel in the Public Equity Offering may differ. In addition, under the Exchange Agreement, the Company granted Citadel pre-emptive rights to maintain its percentage ownership of the Company’s common stock, subject to certain terms, conditions and limitations.

The pre-emptive rights will be in effect so long as the Company has in effect a stockholder rights plan, provided that the pre-emptive rights shall terminate and be of no further force or effect upon the earliest to occur of (i) failure to consummate the Debt Exchange or (ii) such time as Citadel no longer beneficially owns at least 19.9% of the Company’s outstanding common stock on an as-converted basis (whether or not such securities are convertible or exchangeable for shares of Common Stock at such time in accordance with their terms or by reason of any condition precedent to such conversion or exchange not been satisfied at such time). The preemptive rights will be suspended upon the termination of the Company’s Stockholder Rights Plan, but will be automatically reinstated if the Company reinstates the Stockholder Rights Plan or if it subsequently adopts a new rights plan, “poison pill” or similar plan.

Under the Exchange Agreement, the Company agreed that at the Special Meeting, described below under Item 8.01 “Other Events,” it will submit to its stockholders for an advisory vote the question of whether the Company should maintain its Stockholder Rights Plan (the “Rights Plan Proposal”). The Company has agreed with Citadel that neither its Board of Directors nor Citadel will take any position on whether stockholders should vote for or against the Rights Plan Proposal or otherwise seek to influence the outcome of the advisory vote. Citadel has agreed that it will vote its shares representing no more than 9.9% of the Company’s shares outstanding and entitled to vote at the Special Meeting on the Rights Plan Proposal in its discretion, and that it will vote the balance of its shares on the Rights Plan Proposal in the same proportions for and against the Rights Plan Proposal as the votes cast by all other stockholders. Following the vote, which will not be binding, the Company’s Board of Directors will determine whether to maintain the Company’s Stockholder Rights Plan, based on its consideration of all factors deemed relevant to the exercise of its fiduciary duties.

The foregoing description of the Exchange Agreement does not purport to be complete and is qualified in its entirety by reference to the Exchange Agreement, a copy of which is filed as Exhibit 10.1 and incorporated herein by reference.

The Exchange Agreement and the Company’s summary of its terms have been included with and filed as an exhibit to this Report to provide you with information regarding the terms of the agreement and are not intended to modify or supplement any factual disclosures about the Company or Citadel in the Company’s public reports filed with the SEC. In particular, the Exchange Agreement and related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to the Company or Citadel. The representations, warranties and covenants contained in the Exchange Agreement were made only for purposes of that agreement and as of specific dates; were solely for the benefit of the parties to the Exchange Agreement; may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Exchange Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.

Stockholder Rights Plan. In connection with Public Equity Offering and the Debt Exchange, the Company amended its Stockholder Rights Plan to exempt Citadel from becoming an “Acquiring Person”, as defined in the Stockholder Rights Plan, in connection with its purchase of shares in the Public Equity Offering, its acquisition of Debentures in the Debt Exchange (including the common stock issuable upon conversion thereof), the exercise of its pre-emptive rights under the Exchange Agreement; or an increase Citadel’s ownership of shares of the Company’s common stock of up to 25.0 million shares, effective and contingent upon the settlement of the Debt Exchange. The amendment to the Stockholder Rights Plan also provides that Citadel will be exempt from becoming an Acquiring Person with respect to any acquisitions of additional shares of the Company’s common stock during certain periods after the Company’s failure to satisfy certain financial conditions, effective and contingent upon the settlement of the Debt Exchange.

The description of the terms of the Rights Agreement Amendment is a summary and does not purport to be complete, and is qualified in its entirety by reference to the copy of the Rights Agreement Amendment, attached hereto as Exhibit 4.1 which is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

On June 17, 2009, the Company announced its intention to conduct a Debt Exchange, described below under Item 8.01 “Other Events,” pursuant to which the Company plans to issue two new series of Debentures under the exemption provided by Section 3(a)(9) of the Securities Act of 1933, as amended, in exchange for the Company’s outstanding Notes. In exchange for each $1,000 principal amount of Notes that is properly tendered and accepted, holders will receive $1,000 principal amount of either Class A Senior Convertible Debentures due 2019 (the “Class A Debentures”) or Class B Senior Convertible Debentures due 2019 (the “Class B Debentures”), depending on whether the holder tenders its Notes before the Early Tender Period. The terms of the Class A Debentures and the Class B Debentures will be identical except for the initial conversion price. The conversion price for the Debentures will be based on the price per share in the Public Equity Offering for the shares not purchased by Citadel or its affiliates after underwriting discounts but before expenses, provided that (i) if the per share net proceeds are greater than $1.20, the initial conversion price of the Class A Debentures will be $1.20, an (ii) if the per share net proceeds are less that $1.00, the initial conversion price of the Class A Debentures will be $1.00. The initial conversion price for the Class B Debentures will be 150% of the initial conversion price applicable to the Class A Debentures. No separate consideration will be paid to the Company for the issuance of the Debentures. The Company expects to deliver the Debentures on or about August 19, 2009, assuming the conditions to the completion of the Debt Exchange are satisfied as described below under Item 8.01 “Other Events”.

The Debentures will (i) have a ten year maturity; (ii) not bear interest; and (iii) be convertible into shares of common stock at any time at the election of the holder into a number of shares equal to the quotient of (x) the principal amount of Debentures of such class to be converted and (y) the conversion price applicable to such Debentures immediately prior to conversion; provided that no holder may convert Debentures to the extent such conversion would result in either (A) such holder beneficially owning in excess of 9.9% of our outstanding common stock (which limitations may be waived by such holder), or (B) such holder owning in excess of 24.9% of our outstanding common stock, under the OTS control rules, which limitations may be amended or waived, as applicable, upon the later of (a) one year notice to the Company and (b) receipt of any necessary regulatory approvals; (iv) contain customary anti-dilution provisions; and (v) will have covenants and events of default substantially similar to those of the 2017 Notes.

Item 3.03.	Material Modification to Rights of Security Holders

The information set forth in Item 1.01 of this Report under the caption “Stockholder Rights Plan” is incorporated herein by reference.

Item 7.01.	Other Events.

The Company will be conducting meetings with investors, employees and other parties to provide such parties with information regarding the transactions comprising its financial plan and other matters described in this Report. A copy of the Company’s investor presentation materials relating to the Public Equity Offering described in Item 8.01 of this Report are attached hereto as Exhibit 99.1 and incorporated herein in their entirety.

The information furnished under this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, or incorporated by reference into any filing thereunder or under the Securities Act of 1933 unless expressly set forth by specific reference in such filing.

Item 8.01.	Other Events.

Public Equity Offering. On June 17, 2009, the Company announced a registered underwritten public offering of $400 million of its common stock. The shares will be issued pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-158636), a preliminary prospectus supplement dated June 17, 2009 and such additional prospectus supplements that may be filed with the Securities and Exchange Commission. The Company intends to use net proceeds from the Public Equity Offering to contribute equity capital to E*TRADE Bank and may use a portion of the net proceeds for working capital and general corporate purposes.

The Company had previously suspended its equity drawdown program that commenced on May 8, 2009. During the period from May 11, 2009 through June 2, 2009, the Company sold 40.7 million shares of its common stock pursuant to the equity drawdown program, resulting in gross proceeds of $65.1 million, or approximately $63.2 million after deducting estimated expenses and an aggregate commission to J.P. Morgan Securities Inc., as distribution agent, of approximately $1.6 million.

Debt Exchange. On June 17, 2009, the Company announced its intention to commence an offer to exchange any and all of its 2011 Notes and a portion of its 2017 Notes for Debentures convertible into common stock, subject to receipt of gross proceeds from the Public Equity Offering of at least $350 million before underwriting discounts and expenses. Pursuant to the Debt Exchange, the Company may exchange (i) any and all outstanding 2011 Notes and (ii) up to $310 million aggregate principal amount of its outstanding 2017 Notes not held by Citadel plus the amount that Citadel has agreed to tender pursuant to the Exchange Agreement, in each case for an equal aggregate principal amount of zero-coupon convertible debentures due 2019. Holders tendering their Notes will receive, upon closing of the Debt Exchange, cash in the amount of the accrued and unpaid interest on the Notes exchanged. Citadel has agreed to tender not less than $200 million aggregate principal amount of its 2011 Notes and not less than $600 million nor more than $1 billion aggregate principal amount of its 2017 Notes in the Debt Exchange on the same terms as the other holders of the Notes. As of June 12, 2009, there were $435.5 million aggregate principal amount of 2011 Notes and $2,185.6 million aggregate principal amount of 2017 Notes outstanding.

The Debentures issued in the Debt Exchange will be designated as either Class A Debentures or Class B Debentures and will be identical except for the conversion price for each class of Debentures. Holders tendering Notes in the Early Tender Period will be entitled to receive Class A Debentures in exchange for their tendered Notes. Holders tendering their Notes in the Debt Exchange after the Early Tender Period will be entitled to receive Class B Debentures in exchange for their tendered Notes. The initial conversion price of the Class A Debentures will be equal to the public offering price per share to the Company in the Public Equity Offering for the shares not purchased by Citadel or its affiliates after underwriting discounts but before expenses (the “per share net proceeds”) provided, that (i) if the per share net proceeds are greater than $1.20, the initial conversion price of the Class A Debentures will be $1.20, and (ii) if the per share net proceeds are less than $1.00, the initial conversion price of the Class A Debentures will be $1.00. The initial conversion price for the Class B Debentures will be 150% of the initial conversion price applicable to the Class A Debentures. Citadel has agreed to tender the Notes it has committed to tender in the Debt Exchange during the Early Tender Period. Completion of the Debt Exchange is conditioned upon, among other things, receipt of stockholder approval to increase our authorized common stock, receipt of prior regulatory approval of the OTS permitting Citadel’s participation in the Debt Exchange and receipt of a minimum of $350 million of gross proceeds in the Public Equity Offering before underwriting discounts and expenses.

In connection with the Debt Exchange, the Company will be seeking consents to amendments and waivers of certain provisions of the indentures governing the Notes, for which it will pay a customary consent fee. By tendering their Notes in the Debt Exchange by the end of the Early Tender Period, holders will be automatically deemed to have delivered consent to each such amendment and waiver, and to have waived any consent fee, in each case as to their tendered Notes. Citadel has agreed to deliver consent with respect to the Notes it does not tender in the Debt Exchange and to waive any consent fee with respect to such Notes such that a majority of each class of Notes will have consented to the amendments.

The press release announcing the Public Equity Offering and the Debt Exchange, attached hereto as Exhibit 99.2, is incorporated herein in its entirety.

Special Meeting of Stockholders. Finally, in connection with the Debt Exchange, and in order to facilitate future transactions designed to increase the Company’s equity, on June 17, 2009, the Company announced that it will call a Special Meeting of Stockholders to (1) increase the authorized shares of our common stock, (2) approve the issuance of the consideration offered to holders of Notes (including Citadel) in the Debt Exchange and (3) approve the potential issuance of 365 million shares of common stock or securities convertible or exchangeable into or exercisable for, common stock in connection with future debt exchange transactions. In addition, the Company will also ask its stockholders for an advisory vote on whether to maintain its Stockholder Rights Plan. The record date of the Special Meeting is expected to be after the closing date of the Public Equity Offering and the meeting date is expected to be as soon as practicable thereafter, based on SEC review of the proxy statement, if any, and subject to applicable law. Holders of shares of the Company’s common stock on the record date, including shares of its common stock issued in the Public Equity Offering, will be able to vote their shares at the Special Meeting.

Updated Financial Information and Risk Disclosures. The Company released its Monthly Activity Report for May on June 17, 2009. The press release containing this Monthly Activity Report, attached hereto as Exhibit 99.3, is incorporated herein in its entirety. The Company incorporates by reference the section entitled “Risk Factors” from page S-15 through page S-30 of the Preliminary Prospectus Supplement filed on June 17, 2009 into this Report.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

4.1	Second Amendment to Rights Agreement, dated as of June 17, 2009, by and between E*TRADE Financial Corporation and American Stock Transfer & Trust Company, as Rights Agent

10.1	Exchange Agreement dated June 17, 2009 between E*TRADE Financial Corporation and Citadel Equity Fund Ltd.

99.1	Investor Presentation

99.2	Press Release dated June 17, 2009

99.3	Press Release with Monthly Activity Report dated June 17, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E*TRADE FINANCIAL CORPORATION

Date: June 17, 2009	By:	/s/ Karl A. Roessner
Name: Karl A. Roessner Title: Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

4.1	Second Amendment to Rights Agreement, dated as of June 17, 2009, by and between E*TRADE Financial Corporation and American Stock Transfer & Trust Company, as Rights Agent

10.1	Exchange Agreement dated June 17, 2009 between E*TRADE Financial Corporation and Citadel Equity Fund Ltd.

99.1	Investor Presentation

99.2	Press Release dated June 17, 2009

99.3	Press Release with Monthly Activity Report dated June 17, 2009